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                                                                Exhibit 99.1


                                  PRESS RELEASE

FOR IMMEDIATE RELEASE                                  CONTACT:  G. DAN MARSHALL
                                                                  (618) 474-7666

             ARGOSY GAMING COMPANY ANNOUNCES EXPIRATION OF ITS CASH
          TENDER OFFER, OFFERING OF NEW NOTES, EXECUTION OF NEW CREDIT
                  FACILITY AND REDEMPTION OF CONVERTIBLE NOTES

Alton, IL, June 8, 1999 -- Argosy Gaming Company (NYSE:AGY) announced today that as of 5:00 p.m., New York City time, Monday June 7, 1999 (the "Expiration Time"), its previously announced tender offer (the "Tender Offer") to purchase up to all of its outstanding 13-1/4% First Mortgage Notes due 2004 (the "13-1/4% Notes"), had expired and that all 13-1/4% Notes tendered were accepted for purchase. As of the Expiration Time, approximately $212,732,000 principal amount, or 91% of outstanding Notes, had been validly tendered and not withdrawn. The consideration, which has been determined in accordance with the previously announced pricing formula, is $1,132.96 per $1,000 principal amount of 13-1/4% Notes, plus accrued interest.

         The Company also announced today that it closed its previously announced private placement offering of $200,000,000 of 10-3/4% Senior Subordinated Notes due 2009 (the "10-3/4% Notes") and entered into a new five year $200 million revolving senior secured credit facility (the "Credit Facility"). The Company will use the proceeds from the sale of the 10-3/4% Notes, borrowings under the Credit Facility and cash on hand to fund the payment of consideration and costs of the Tender Offer and to retire other outstanding secured indebtedness.

         The offer and sale of the 10-3/4% Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from the registration requirements of the Securities Act.

         The Company also announced today that it has called for redemption all of its outstanding $115 million 12% Convertible Subordinated Notes due 2001 (the "12% Notes"), on July 7, 1999. Notes not converted to common shares on or before June 29, 1999 will be redeemed for cash at a redemption price of $1,032.33 per $1,000 principal amount, which amount includes $12.33 in interest accrued since the last interest payment date through the redemption date.

                                     -more-

         With the 2% premium the Company is paying for this redemption, the break-even

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price for conversion is $18.27 per share. If the market price of the common stock is lower than $18.27, holders who elect to have their 12% Notes redeemed will receive an amount higher than those who elect conversion.

         Argosy is a leading multi-jurisdictional owner and operator of riverboat casinos and related entertainment and hotel facilities in the midwestern and southern United States. Argosy, through its subsidiaries and joint ventures, owns and operates the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino in Riverside, Missouri, serving the greater Kansas City metropolitan market; and the Belle of Baton Rouge in Baton Rouge, Louisiana. Argosy is also a majority partner and operator of the Belle of Sioux City in Sioux City, Iowa, and the Argosy Casino & Hotel in Lawrenceburg, Indiana, serving the Cincinnati and Dayton metropolitan markets.

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